Exhibit 99.04

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES SECOND

QUARTER NET INCOME OF $238.6 MILLION, UP 28%

Second Quarter Net Income Per Diluted Share of $2.22, up 31%,

Second Quarter Credit Enhancement Production(1) $531.0 million, up 33%

NEW YORK, July 26, 2006—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2006 net income of $238.6 million, or $2.22 per diluted share. This represents a 28% increase from second quarter 2005 net income of $186.1 million, and a 31% increase in net income per diluted share from $1.69 in the second quarter of 2005.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the second quarter 2006, net security gains and losses had the effect of increasing net income by $32.9 million, $0.31 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $22.8 million, or $0.21 per diluted share for the second quarter 2006. Table I, below, provides second quarter and six-month comparisons of earnings for 2006 and 2005.

Ambac Second Quarter 2006 Earnings/2

Table I

Earnings Per Diluted Share

	Second Quarter			Six Months
	2006	2005	% Change	2006	2005	% Change
Net income per diluted share	$2.22	$1.69	+31%	$4.28	$3.35	+28%

Effect of net security gains	$(0.31)	$(0.14)	n.a.	$(0.38)	$(0.19)	n.a.

Other	$0.00	$0.01	n.a.	$0.00	$0.00	n.a.

Operating earnings (a)(b)	$1.91	$1.56	+22%	$3.90	$3.16	+23%
Effect of Accelerated earnings	$(0.21)	$(0.12)	n.a.	$(0.32)	$(0.29)	n.a.

Core earnings(b)	$1.70	$1.44	+18%	$3.58	$2.87	+25%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2 on page 10.

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “I am encouraged by the strong credit enhancement production and solid financial results for the quarter. The company’s ability to produce record results in this suboptimal business environment is a testament to our people and our strategy. We continue to uncover attractive opportunities to put our capital to work in the short-term and I am confident that the company is well positioned both domestically and internationally for the long-term.”

Revenues

Highlights

•	Credit enhancement production(1) in the second quarter of 2006 was $531.0 million, up 33% from the second quarter of 2005 which came in at $397.9 million. Growth in international and U.S. structured finance was partially offset by a decline in U.S. public finance.

Credit enhancement production for the six months of 2006 of $764.4 million was 28% higher than credit enhancement production of $596.9 million in the same period of 2005.

Table II, below, provides the second quarter and six-month comparisons of credit enhancement production by market segment for 2006 and 2005.

Table II

Credit Enhancement Production(1)

$-millions	Second Quarter			Six Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$132.1	$170.0	- 22%	$231.2	$279.0	- 17%
Structured Finance	212.8	141.6	+50%	303.5	218.6	+39%
International	186.1	86.3	+116%	229.7	99.3	+131%

Total	$531.0	$397.9	+33%	$764.4	$596.9	+28%

— MORE —

Ambac Second Quarter 2006 Earnings/3

•	In public finance, Ambac’s premium production was lower as market issuance declined slightly. Overall municipal market issuance, as reported by third party sources, was down 3% quarter on quarter. A significant reduction in refunding issuance was almost entirely offset by strong new money issuance during the quarter. However, the primary driver of the decline in credit enhancement production was the change in the mix of credit quality of municipal transactions that came to market during the quarter which resulted in fewer insurable transactions. The municipal market penetration rate for the industry declined to 45% in the second quarter 2006, down significantly from 61% in the comparable quarter of 2005. Spreads in the U.S. public finance segment have remained attractive but competition has negatively impacted pricing, especially in the more commoditized sectors such as general obligations. Ambac had strong writings in the healthcare, tax-backed and housing sectors during the quarter.

U.S. structured finance production during the quarter was strong as increased writings in commercial asset-backed securitizations, structured insurance securitizations and collateralized debt obligations were partially offset by lower auto securitizations and investor-owned utilities. Competition from the senior/subordinated market remains challenging and spreads remain tight across most asset classes of U.S. structured finance. International production was strong as several large U.K. private finance initiatives (PFI) transactions closed. Outside of the U.K., Ambac continues to see attractive opportunities across diverse geographic regions and asset classes including transportation, utilities, and future flow deals.

•	Net premiums written in the second quarter of 2006 of $255.7 million were 5% lower than net premiums written of $268.6 million in the same period of 2005. Gross premiums written in the second quarter of 2006 and 2005 were $313.5 million and $322.6 million, respectively. The decreases in net and gross premiums written are primarily attributable to lower U.S. public finance business written during the second quarter of 2006 as premiums in that business are generally collected at inception of the policy. Ceded premiums as a percentage of gross premiums written were 18.4% and 16.7% for the second quarter of 2006 and 2005, respectively.

Net premiums written for the six months of 2006 of $483.5 million were 8% lower than net premiums written of $524.4 million in the same period of 2005. Excluding the impact of return premiums from reinsurance cancellations in each of the periods ($37.0 million in the first quarter of 2006 and $55.8 million in the first quarter of 2005), net premiums written are down 5%, period on period primarily due to less U.S. public finance business written during 2006.

A breakdown of gross premiums written by market segment and ceded premiums for the second quarter and six-month periods of 2006 and 2005 are included below in Table III.

— MORE —

Ambac Second Quarter 2006 Earnings/4

Table III

Premiums Written

$-millions	Second Quarter			Six Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$122.9	$174.2	- 29%	$215.2	$281.4	- 24%
Structured Finance	90.2	79.0	+14%	169.0	153.1	+10%
International	100.4	69.4	+45%	148.3	117.3	+26%

Total Gross Premiums Written	313.5	322.6	- 3%	532.5	551.8	- 3%
Ceded Premiums Written	(57.8)	(54.0)	+7%	(49.0)	(27.4)	+79%

Net Premiums Written	$255.7	$268.6	- 5%	$483.5	$524.4	- 8%

•	Net premiums earned and other credit enhancement fees for the second quarter of 2006 were $224.9 million, which represented a 9% increase from the $205.8 million earned in the second quarter of 2005. The increase was driven by higher accelerated premiums from refundings and policy termination fees and increased normal premiums earned in U.S. public finance and U.S. structured finance, partially offset by decreased normal premiums earned in international.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $37.3 million in the second quarter of 2006, up 52% from $24.5 million in accelerated premiums in the second quarter of 2005. Accelerated premiums in the second quarter of 2006 include $8.8 million from termination fees on structured finance and international transactions. No such fees were included in accelerated premiums in the second quarter of 2005.

Net premiums earned and other credit enhancement fees for the first half of 2006 were $433.3 million, which represented a 4% increase from the $417.5 million earned in the first half of 2005. Accelerated premiums were $62.3 million for the first half 2006, up 6% from $59.0 million in accelerated premiums for the first half of 2005. Accelerated premiums in 2006 and 2005 include $7.7 million and $4.5 million, respectively, related to the impact of reinsurance cancellations occurring in the first quarter of the respective years.

A breakdown of net premiums earned and other credit enhancement fees by market segment for 2006 and 2005 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

— MORE —

Ambac Second Quarter 2006 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Second Quarter			Six Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$58.1	$54.6	+6%	$114.0	$109.8	+4%
Structured Finance	77.9	71.7	+9%	154.8	140.3	+10%
International	51.6	55.0	- 6%	102.2	108.4	- 6%

Total Normal Premiums/Fees	187.6	181.3	+3%	371.0	358.5	+3%
Accelerated Premiums	37.3	24.5	+52%	62.3	59.0	+6%

Total	$224.9	$205.8	+9%	$433.3	$417.5	+4%

Public finance earned premiums, before accelerations, grew 6% quarter on quarter. Earned premium growth in this segment has been negatively impacted by the competitive pricing environment and compounded by the high level of refunding activity in Ambac’s public finance book. However, Ambac’s historic focus on the high-return structured sectors of the municipal market has proven beneficial to maintaining growth in a difficult business environment.

Structured finance earned premiums and other credit enhancement fees grew 9%. The rate of growth in structured finance has improved as the recent level of writings in asset classes such as commercial asset-backed securities, auto securitizations and pooled debt obligations has increased. Narrow credit spreads and high prepayment speeds in the mortgage-backed and home equity book of business and early terminations of transactions in other structured finance sectors continue to partially offset the positive effects of new business writings.

International earned premiums and other credit enhancement fees decreased by 6%. The decline was driven primarily by significant paydowns and calls over the past several quarters, a slow-down in new business generated in the past several quarters prior to this quarter, and the recent business mix which has trended towards long-dated infrastructure transactions that earn premiums over a longer period of time than typical structured finance exposures.

•	Net investment income for the second quarter of 2006 was $117.0 million, representing an increase of 12% from $104.5 million in the comparable period of 2005. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the second quarter of 2006 was $104.5 million, representing an increase of 13% from $92.2 million in the second quarter of 2005. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees and a $200 million capital contribution from the parent company in the fourth quarter of 2005. Net investment income was also modestly affected by recent increases in interest rates. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

Net investment income (including net investment income from VIEs) for the six months of 2006 was $230.9 million, representing an increase of 12% from $206.5 million in the comparable period of 2005, primarily as a result of the reasons provided above.

— MORE —

Ambac Second Quarter 2006 Earnings/6

•	Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. The investment agreement business is managed with the goal of approximately matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $10.8 million in the second quarter of 2006, up 227% from $3.3 million in the second quarter of 2005. The increase was primarily due to a negative mark-to-market adjustment in the derivatives products business in the second quarter of 2005 driven by the increased ratio of tax-exempt to taxable interest rates during that quarter.

Financial services revenues were $22.5 million in the first half of 2006, up 24% from the $18.2 million of revenues in the first half of 2005 primarily due to the reason provided above.

Expenses

Highlights

•	Financial guarantee expenses of $56.7 million for the second quarter of 2006 decreased by 9% from the $62.2 million of expenses for the same quarter of 2005. Financial guarantee loss and loss expenses were $12.8 million in the second quarter of 2006 down from $21.7 million in the second quarter of 2005. The $12.8 million loss provision in the second quarter of 2006 is the result of an increased case reserve for a healthcare transaction and an increase to loss adjustment expenses (included as case reserves) offset by net positive migration in the active credit reserves. See “Loss Reserve Activity,” below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee segment totaled $31.9 million in the second quarter of 2006, up 11% from $28.7 million in the second quarter of 2005 primarily due to increased compensation expense.

Interest expense on VIE notes amounting to $12.0 million and $11.8 million in the second quarter of 2006 and 2005, respectively, result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

Financial guarantee expenses of $107.3 million for the first six months of 2006 decreased 18% from $130.6 million of expenses for the same period of 2005. The decrease results primarily from lower loss expenses partially offset by higher compensation expenses during the period.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) increased $17.4 million during the second quarter of 2006 from $121.3 million at March 31, 2006 to $138.7 million at June 30, 2006. The increase was primarily related to additional case reserves for a healthcare transaction and an addition to loss adjustment expense reserves. Paid claims during the quarter amounting to $20.1 million included a payment on a CDO which had previously been classified within the active credit reserves, paid and terminated during the current quarter.

— MORE —

Ambac Second Quarter 2006 Earnings/7

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on adversely classified insured transactions. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR decreased by $24.7 million during the quarter, from $171.7 million at March 31, 2006 to $147.0 million at June 30, 2006. The decrease was primarily the result of net improvements in the classified portfolio and a transfer of ACR reserves to case reserves for the CDO transaction noted above. At June 30, 2006, the specific Hurricane Katrina-related provision amounts to $90.4 million, down slightly from $91.1 million at March 31, 2006. Approximately $1.1 billion of Katrina-impacted credits remain in Ambac’s adversely classified credit portfolio. Ambac did not pay any Katrina-related claims during the quarter.

Other Items

•	Total net securities gains/(losses) for the second quarter of 2006 were $51.0 million, or $0.31 per diluted share; consisting of net realized gains on investment securities of $44.4 million, net mark-to-market gains on credit and total return derivatives of $7.2 million and net mark-to-market losses on non-trading derivative contracts of ($0.6) million. Approximately $38 million of the net realized gains on investment securities relate to cash recoveries received during the quarter related to a security in the investment agreement portfolio that had been written down in 2002 and 2003. For the second quarter of 2005, net securities gains/(losses) were $29.6 million, or $0.14 per diluted share; consisting of net realized losses on investment securities of ($0.6) million, net mark-to-market losses on credit and total return derivatives of ($17.0) million and net mark-to-market gains on non-trading derivative contracts of $47.2 million. The mark-to-market gains on non-trading derivative contracts relate almost entirely to interest rate hedge contracts related to long-term fixed rate liabilities in Ambac’s investment agreement business that were redesignated during that quarter. Those hedges were redesignated to meet the technical requirements of FAS 133 as of July 1, 2005.

Total net securities gains/(losses) for the first half of 2006 were $64.4 million, or $0.38 per diluted share; consisting of net realized gains on investment securities of $49.5 million, net mark-to-market gains on credit and total return derivatives of $14.4 million and net mark-to-market gains on non-trading derivative contracts of $0.5 million. For the first half of 2005 net securities gains were $38.8 million, or $0.19 per diluted share; consisting of net realized gains on investment securities of $1.3 million, mark-to-market losses on credit derivatives and total return swaps of ($10.9) million and net mark-to-market gains on non-trading derivative contracts of $48.4 million.

— MORE —

Ambac Second Quarter 2006 Earnings/8

Balance Sheet

Highlights

•	Total assets as of June 30, 2006 were $20.27 billion, up 3% from total assets of $19.73 billion at December 31, 2005. The increase was driven by cash generated from operations during the period, partially offset by a decrease in unrealized gains in the investment portfolio driven by higher long-term interest rates.

As of June 30, 2006, stockholders’ equity was $5.63 billion, a 5% increase from year-end 2005 stockholders’ equity of $5.37 billion. The increase was primarily the result of net income during the period, offset by lower “Accumulated Other Comprehensive Income” driven by higher long-term interest rates.

Increased Cash Dividend Declared

At its July 2006 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved a 20% increase in the regular quarterly cash dividend from $0.15 to $0.18 per share of common stock. The dividend is payable on September 6, 2006 to stockholders of record on August 10, 2006. Ambac has declared an increased cash dividend in every year since going public in 1991.

Forward-Looking Statements

This release, in particular the Chairman and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

— MORE —

Ambac Second Quarter 2006 Earnings/9

*******************

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

********************

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.6% and 7% during the second quarter of 2006 and 2005, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Second Quarter		Six Months
	2006	2005	2006	2005
Credit enhancement production	$531	$398	$764	$597
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(358)	(208)	(494)	(302)

Gross up-front premiums written	$173	$190	$270	$295
Gross installment premiums written on insurance policies	140	133	262	257

Gross premiums written	$313	$323	$532	$552

— MORE —

Ambac Second Quarter 2006 Earnings/10

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses from certain non-trading derivative instruments and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

— MORE —

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2006 and 2005

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$313,458	$322,628	$532,465	$551,754
Ceded premiums written	(57,747)	(54,038)	(48,990)	(27,411)

Net premiums written	$255,711	$268,590	$483,475	$524,343

Net premiums earned	$210,788	$193,242	$404,968	$392,876
Other credit enhancement fees	14,155	12,536	28,343	24,603

Net premiums earned and other credit enhancement fees	224,943	205,778	433,311	417,479
Net investment income	116,983	104,450	230,938	206,458
Net realized investment gains (losses)	1,892	(1,030)	1,513	991
Net mark-to-market gains (losses) on credit derivative contracts	5,381	(11,606)	7,334	(6,340)
Other income	2,930	906	32,384	3,291
Financial Services:
Interest from investment and payment agreements	98,048	64,416	179,983	122,097
Derivative products	3,321	(3,759)	8,007	4,306
Net realized investment gains	41,728	443	47,231	288
Net mark-to-market gains (losses) on total return swap contracts	1,818	(5,350)	7,041	(4,602)
Net mark-to-market (losses) gains on non-trading derivatives	(306)	48,235	(62)	48,926
Corporate:
Net investment income	3,396	396	6,396	805
Net realized investment gains	791	—	791	—

Total revenues	500,925	402,879	954,867	793,699

Expenses:
Financial Guarantee:
Loss and loss expenses	12,822	21,657	12,949	45,129
Underwriting and operating expenses	31,871	28,692	69,767	62,095
Interest expense on variable interest entity notes	11,958	11,816	24,581	23,395
Financial Services:
Interest from investment and payment agreements	90,533	57,399	165,498	108,179
Other expenses	3,303	3,431	6,875	7,250
Interest	19,475	13,513	38,950	27,026
Corporate	4,000	5,461	7,643	7,743

Total expenses	173,962	141,969	326,263	280,817

Income before income taxes	326,963	260,910	628,604	512,882
Provision for income taxes	88,393	74,812	168,894	141,241

Net income	$238,570	$186,098	459,710	371,641

Net income per share	$2.24	$1.71	$4.32	$3.39

Net income per diluted share	$2.22	$1.69	$4.28	$3.35

Weighted average number of common shares outstanding:
Basic	106,485,245	109,098,498	106,462,001	109,641,520

Diluted	107,450,639	110,327,148	107,398,480	110,990,318

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

(Dollars in Thousands Except Share Data)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $16,444,737 in 2006 and $14,781,028 in 2005)	$16,517,931	$15,124,016
Fixed income securities pledged as collateral, at fair value (amortized cost of $380,450 in 2006 and $378,480 in 2005)	371,702	371,160
Short-term investments, at cost (approximates fair value)	241,798	472,034
Other (cost of $13,458 in 2006 and $13,537 in 2005)	14,302	14,173

Total investments	17,145,733	15,981,383

Cash	32,795	28,295
Securities purchased under agreements to resell	200,000	419,000
Receivable for securities sold	2,578	2,161
Investment income due and accrued	182,352	178,779
Reinsurance recoverable on paid and unpaid losses	5,279	3,730
Prepaid reinsurance	310,790	303,383
Deferred acquisition costs	213,086	202,195
Loans	1,196,678	1,344,140
Derivative assets	878,594	1,102,649
Other assets	105,885	159,425

Total assets	$20,273,770	$19,725,140

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$3,042,128	$2,954,718
Loss and loss expense reserve	291,026	304,139
Ceded reinsurance balances payable	38,080	23,746
Obligations under investment and payment agreements	7,585,058	7,056,222
Obligations under investment repurchase agreements	166,227	196,568
Securities sold under agreement to repurchase	20,000	—
Deferred income taxes	132,462	257,987
Current income taxes	87,694	16,726
Long-term debt	2,164,061	2,233,582
Accrued interest payable	78,321	108,195
Derivative liabilities	650,188	935,440
Other liabilities	243,559	253,969
Payable for securities purchased	144,745	11,641

Total liabilities	14,643,549	14,352,933

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	745,337	723,680
Accumulated other comprehensive income	42,323	202,312
Retained earnings	5,083,048	4,692,701
Common stock held in treasury at cost	(241,579)	(247,578)

Total stockholders’ equity	5,630,221	5,372,207

Total liabilities and stockholders’ equity	$20,273,770	$19,725,140

Number of shares outstanding (net of treasury shares)	105,795,481	105,639,446

Book value per share	$53.22	$50.85

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

June 30, 2006 and December 31, 2005

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2006 and December 31, 2005, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2006	December 31, 2005
	(unaudited)
Unearned premiums	$3,052	$2,966
Long-term debt	972	1,042
Other liabilities	1,770	1,996

Total liabilities	5,794	6,004

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,467	1,453
Accumulated other comprehensive income	10	137
Retained earnings	4,875	4,499

Total stockholder’s equity	6,434	6,171

Total liabilities and stockholder’s equity	$12,228	$12,175